                                                                   EXHIBIT 10.6

WITHOUT PREJUDICE & SUBJECT TO CONTRACT

THIS AGREEMENT is made on the 7th day of October, 2002

BETWEEN:

(1)      INSTINET GROUP INCORPORATED, a Delaware Corporation (the "US Employer")

(2) INSTINET GLOBAL SERVICES LIMITED of Commodity Quay East Smithfield London E1W 1AZ (the "UK Employer"); and

(3) PETER FENICHEL whose address is 23 Margaretta Terrace London SW3 5NV (the "Executive")

WHEREAS:

(A) The Executive was employed by the US Employer under the terms of an Employment Agreement made with the Employer's predecessor company dated 2 April 2001 governed by the laws of the State of New York ;

(B) The Executive's role was global but he had his base in, was paid from and was tax resident in the United Kingdom, working at the premises of the UK Employer, such that the laws of England and Wales in relation to his employment might also be applicable; and

(C) This Agreement (the "Agreement") is a Compromise Agreement under the laws of England and Wales and the conditions regulating Compromise Agreements under the Employment Rights Act 1996 (as amended), the Sex Discrimination Act 1975 (as amended) and the Race Relations Act 1976 (as amended) are satisfied in relation to this Agreement; and

(D) This Agreement also serves as a release, as set out below, in relation to all claims the Executive might have in relation to any Federal, State or local law applicable in the United States (including all claims under New York law).

NOW IT IS HEREBY AGREED as follows:

TERMINATION OF EMPLOYMENT

1.       The parties agree that:

         (a) The Executive's employment with the US Employer (and for the avoidance of doubt, all of its Associated Companies, including, without limitation, the UK Employer) terminated at midnight on 30 June 2002 (the "Termination Date");

         (b) The Executive's Form P45 shall be made up to the Termination Date and issued to him accordingly;

         (c) The Executive acknowledges and confirms that all the Accrued Obligations (as defined at Clause 7(f)(i) of the Employment Agreement) have been met in full, and that there are no outstanding salary, business expenses or accrued holiday pay sums owing to the Executive.

SEPARATION PAYMENTS AND BENEFITS

2. In consideration of, and as compensation for, the termination of the Executive's employment on the Termination Date and the Executive's agreement to give the undertakings set out at Clause 10 of this Agreement, the US Employer agrees to provide the sums and benefits set out in this clause to the Executive or to the Executive's estate (in circumstances where any payments provided for under this agreement are outstanding at the date of the Executive's death). The sums and benefits to be provided to the Executive under this Agreement are in place of, and not in addition to, payments the Executive would otherwise be entitled to pursuant to any policy or practice of the Instinet Group. All payments due to the Executive under this Agreement are set out as gross amounts, and, since a Form P45 will have been issued to the Executive prior to their payment, unless otherwise stated, basic rate tax of 22% shall be deducted from such payments at source, on the understanding that the Executive confirms and warrants that he shall be responsible for all further tax, employee's national insurance and any Federal, State and local tax withholdings under US law, and in this regard, the Executive gives the undertaking set out at paragraph 10(i) below:

(a)      SEVERANCE PAYMENTS

         The Executive will be entitled to receive severance payments for the two year period immediately following the Termination Date (the "Severance Period") at the rate of L240,000 per annum in equal monthly instalments payable on the 15th day of each month consistent with the UK Employer's normal pay-roll practices the first such payment to be made on the execution of this Agreement (with any appropriate backdating) and the last to be made on 15 June 2004. The severance payments will be paid in to the Executive's nominated bank account in the UK by credit transfer in pounds sterling. The Executive confirms and warrants that the payment of these sums will fulfil the US Employer's obligations under Clause 7(f)(i)(A) of the Employment Agreement;

(b)      2002 PRO-RATA BONUS

         The Executive is entitled to receive US$446,301 as a pro rata bonus for the calendar year of 2002. This payment will be made within 30 days of the date of this Agreement. It will be paid in US dollars by credit transfer into a US dollar bank account in the UK nominated by the Executive. The Executive confirms and warrants that the payment of these sums will fulfil the US Employer's obligations under Clause 7(f)(i)(B) of the Employment Agreement;

(c)      200% OF AVERAGE ANNUAL BONUS

         The Executive is entitled to receive two equal payments of US$635,500; the first in February 2003, and the second in February 2004. These sums shall be paid in US dollars to a US dollar bank account in the UK nominated by the Executive. The

         Executive confirms and warrants that the payment of these sums will fulfil the US Employer's obligations under Clause 7(f)(i)(C) of the Employment Agreement;

(d)      MEDICAL AND HEALTH INSURANCE

         The Executive is entitled to remain in his current medical plan or similar plan providing comparable benefits as far as is reasonably practicable to those which the Executive currently enjoys for the Severance Period at the US Employer's expense. The UK Employer agrees to provide at its expense, cover in respect of total and permanent disability for the Severance Period which is substantially equivalent in all material respects to the cover enjoyed by the Executive during his employment. The Executive confirms that he will undertake all necessary steps to facilitate the provision of such cover, including making himself available for medicals and providing relevant information both to the UK Employer and any third party broker or insurer or their representatives or health professionals. The Executive confirms and warrants that the provision of these benefits will fulfil the US Employer's obligations under Clause 7(f)(i)(D) of the Employment Agreement;

(e)      COMPANY CAR

         The UK Employer shall pay to the relevant lease company the outstanding balance of the lease on the Executive's company car as at the Termination Date (the Lease Value), registration number W742 YGK and shall procure that title to the company car above is transferred to him as soon as reasonably practicable after the date of this Agreement and that documentation is delivered to the Executive as soon as reasonably practicable following the confirmation that the Lease Value has been paid by the UK Employer to the lease company. It is agreed that the taxable value of this benefit is the Lease Value to be settled by the UK Employer, which is agreed in the sum of L27,207.98. It is understood by the UK Employer that it may provide this benefit to the Executive tax free as this value appears to fall within the exemption on tax of up to L30,000 allowed by Section 148 of the Income & Corporation Taxes Act 1998. The Executive is however given no guarantee in this regard and the Executive therefore confirms that his undertaking at Clause 10(i) below applies;

(f)      ACCOUNTANCY FEES

         The Executive is entitled to contributions towards his accountancy fees for his US and/or UK tax returns of up to L5,000 plus VAT in aggregate, provided that such accountancy fees are incurred by the Executive in relation to the period prior to the Termination Date, and the relevant accountant's invoice or invoices are submitted to the Executive prior to the end of 2002;

(g)      Legal Fees

         The UK Employer shall make a contribution to the Executive's legal fees incurred in connection with the termination of his employment and the negotiation of this Agreement up to a maximum of L20,000 plus VAT within 30 days of receiving directly from the Executive's solicitors an original invoice addressed to the Executive but marked payable by the UK Employer.

EXECUTIVE'S CONFIRMATIONS

3.       The Executive confirms and agrees that:

         (a)      he will be responsible for all legal fees incurred by him; and

         (b) that, save as provided for in this Agreement, all payments and benefits (including any non-contractual items) shall cease with effect from the Termination Date.

EXIT FORMS

4. The US Employer confirms that the filing of the relevant exit form in respect of the Executive for NASD has been completed. The UK Employer also confirms that the filing of the UK FSA Form has already been processed.

REUTERS OPTION SCHEMES

5.       (a)      Subject at all times to, and in accordance with, the Rules of the Reuters International Savings Related Share Option
                  Scheme 2000 (SAYE Number 18), the Executive may continue to contribute to that Scheme up to 30 December 2002, if he so chooses. The Executive must also exercise his options in accordance with the Scheme Rules by 30 December 2002. After that time, for further contributions may be made to the qualifying plan and any options not exercised will be forfeit;

         (b) The Executive is entitled to exercise his Options granted in the year 2000 under the Reuters Employee Share Ownership Trust Number 1 at any time during the period up to 30 December 2002 subject at all times to, and in accordance with, the rules of the relevant scheme.

RESTRICTED STOCK UNITS

6. It is confirmed that the 8,235 Restricted Stock Units of the Executive will vest in full on 20 March 2003. All entitlements and options of the Executive in relation to these Restricted Stock Units will operate strictly in accordance with the rules of the relevant scheme.

INSTINET 2000 STOCK OPTION PLAN

7.       (a)      It is confirmed, subject always to the rules of the Plan and the relevant Option Agreements, that the Executive has 60 days from the Termination Date to exercise his vested options granted under the Instinet 2000 Stock Option Plan in 2000.
                  Unvested options lapsed on the Termination Date;

         (b) It is confirmed that the Executive's options granted under the Instinet 2000 Stock Option Plan in 2001 continue to vest during the Severance Period in the manner set out in the rules of the Plan and the relevant Option Agreements. At the end of the Severance Period, the Executive will, subject always to the rule of the Plan and the relevant Option Agreements, have 30 days to exercise those options which have vested by that date, at all times in accordance with the rules of the Plan and the relevant Option Agreements.

PENSION

8. The UK Employer will procure that the Reuters Pensions Administrator will produce a letter to the Executive confirming his options in relation to his rights under the Reuters defined benefit Retirement Plan and the Reuters unfunded unapproved Plan ("UURBS") as soon as reasonably practicable after the execution of this Agreement. The UK Employer shall remain bound by the terms of the Unfunded Unapproved Retirement Benefits Deed between the Executive and the UK Employer dated 16 July 1999 in accordance with the terms of the Deed insofar as it refers to unfunded unapproved retirement benefits and on the basis that the Executive's employment terminated on the Termination Date. For the avoidance of doubt, the UK Employer will not be obliged to continue any life cover under the Reuters Unapproved Life Assurance Scheme (RULAS) or any other life cover.

THE UK EMPLOYER AND US EMPLOYER'S OBLIGATIONS

9.1      The UK Employer and the US Employer agree and undertake with the
         Executive:

         (a) that they will not, at any time disclose or communicate to any third party the terms of this Agreement, and/or any information whatsoever relating to the circumstances giving rise to the making of this Agreement. This provision does not preclude the UK Employer and the US Employer from disclosing such terms, such facts and/or any such information in obedience to an order of a Court or Tribunal or competent jurisdiction or as otherwise required or permitted by law or by virtue of any regulatory obligation or subject to the same terms as to confidentiality as are contained in this paragraph to their professional advisers and/or the Inland Revenue or its US equivalent; and

         (b) that they will not make or publish any statements (orally or in writing) which could, or which reasonably could be expected to, lower the reputation of the Executive.

9.2 The UK Employer and the US Employer each confirm that, to their present knowledge, without having undertaken any specific research, they are not aware of any claim of any kind that they might have, or that any Associated Company has, outstanding against the Executive. The UK Employer and the US Employer also confirm that, subject always to the terms of such cover, its Directors and Officers' Insurance cover is in place in respect of all and any actions by the Executive in the course of his duties as a director or officer of any of the companies in The Instinet Group up to and including the Termination Date.

FULL AND FINAL SETTLEMENT

10. The Executive agrees and undertakes with the UK Employer and the US Employer as follows:

         (a) That by entering into this Agreement, he accepts the payments and benefits to be conferred on him hereunder in full and complete satisfaction and final settlement of all and any claims or rights of action whether arising under the laws of England and Wales (whether by common law, statute or otherwise), the law of the European Union, and the laws of the United States (including the laws of the State of New York and, without limitation, any Federal, State and local fair employment practice laws, workers compensation law and any other employment relations statute, executive order, law or ordinance in the United States, including, but not limited to Title VII of the Civil Rights Act 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Rehabilitation Act 1973, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act 1990, as amended and the Civil Rights Acts of 1866 and 1871) and except as otherwise expressly set out in this Agreement, any other duty and/or other employment-related obligation, including any claims arising from his Employment Agreement, tort, tortious course of conduct, contract, obligations of "good faith", public policy, statute, common law, equity and all claims for wages and benefits, monetary and equitable relief, punitive compensatory relief and legal representative's fees and costs, which the Executive may have against the UK Employer, the US Employer or any of its Associated Companies arising out of or in connection with the Executive's employment and/or its termination, but excluding the following claims:

                  (i) any claim in connection with the enforcement of this Agreement;

                  (ii) any claim to exercise any stock option, RSU or share option in accordance with the relevant scheme rules;

                  (iii)    any claim in respect of accrued pension rights; and

                  (iv) any claim in respect of personal injury of which the Executive is not aware and could not reasonably be aware as of the date of this Agreement.

         (b) That he shall refrain from instituting or continuing any proceedings against the US Employer, the UK Employer or any of the its or their Associated Companies or any of their present or former directors, officers, workers, agents or employees before an Employment Tribunal and/or Court or similar forum in respect of any claim set out at Clause 10(a) above and any further claim arising out of or in connection with the Executive's employment with the US Employer, the UK Employer and/or its termination;

         (c) that he has complied with his obligations under Clause 12 of the Employment Agreement and that, without prejudice to that, he has returned to the UK Employer all property which is in his possession or custody or under his control belonging to the UK or US Employer or any of their Associated Companies and all property belonging to third parties which is in the Executive's possession or custody under the Executive's control by virtue of his employment, including but not limited to, the Executive's palm pilot, security pass, corporate credit card, keys and any papers, documents or information (stored electronically or otherwise) which relate in any way to the UK or US Employer or any of their Associated Companies but will exclude the Executive's mobile phone, laptop and printer, title to which is transferred to the Executive as of the Termination Date. The Executive further undertakes with the UK and US Employers that the Executive will not retain copies of such property and that the Executive will act in good faith in returning all such property to the UK Employer;

         (d) that he will not at any time after the Termination Date represent himself as being employed by or connected with the UK and US Employer or any of their Associated Companies;

         (e) that he will not, without the prior written consent of the UK or US Employer, at any time:

                  (i) disclose or communicate to any third party (including employees of the UK or US Employer and any of their Associated Companies); or

                  (ii) otherwise cause or enable any third party (including employees of the UK or US Employer and any of their Associated Companies) to become aware of the terms of this Agreement, and/or any information whatsoever relating to the circumstances giving rise to the making of this Agreement.

                  This provision does not preclude the Executive from disclosing such terms, such facts and/or any such information in obedience to an order of a Court or Tribunal of competent jurisdiction or as otherwise required or permitted by law or subject to the same terms as to confidentiality as are contained in this paragraph to the Executive's professional advisers and/or the Executive's immediate family and/or the Inland Revenue or its US equivalent;

         (f) That he will not make or publish any statements (orally or in writing) which could, or which reasonably could be expected to, lower the reputation of the UK Employer, the US Employer (together the "Main Companies") or any of their Associated Companies and any of their present or former officers, directors, agents, workers or employees in the eyes of any third party (together the "Associated Parties"), save that this obligation of the Executive expires on

                  30 June 2004 in respect of the Associated Parties and on 30 June 2007 in respect of the Main Companies;

         (g) That he has abided and will continue to abide by all those obligations implied by law, and without prejudice to those, all those express obligations which continue to apply notwithstanding the termination of his employment, particularly, but without limitation, as set out in Clauses 8, 9, 10, 11, 12, 13 of the Employment Agreement and that the US Employer is entitled to seek and obtain the full range of appropriate remedies in the case of any breach of the above obligations by the Executive;

         (h) That he resigns, with effect from the Termination Date, from all Board memberships in the Instinet Group and other positions then held by him with the US Employer, the UK Employer and all their Associated Companies and will complete separate letters of resignation in relation to each Board membership at set out in draft at Appendix One to this Agreement;

         (i) That in the event of any of the payments or benefits made or provided to the Executive hereunder being assessed to income tax and/or employee national insurance contributions or any other tax or withholding deduction, beyond such deductions which have already been made as set out in the Agreement above ("Further Deductions"), that the Executive will himself be personally liable for such Further Deductions, and the Executive hereby indemnifies the US Employer, the UK Employer and their Associated Companies in respect thereof;

         (j) To give effect to Clause 10(a) above (but subject to the exclusions in that Clause), the Executive hereby releases and discharges the US Employer, the UK Employer and all of their Associated Companies, and waives all and any rights of any kind and description that he has or may have against the US Employer, the UK Employer and their Associated Companies as of the date of this Agreement in respect of his employment and its termination and his resignation as a director or any other matter including, but not limited to, any asserted and unasserted claims arising from any of the matters set out at Clause

                  10(a) above. In this regard, the Executive, the US Employer and the UK Employer wish for the purposes of English and Welsh law to enter into a Compromise Agreement under which the Executive wishes to compromise all of the following claims which he has already intimated that he may have against the US Employer, the UK Employer or any of its Associated Companies or any of its or their present or former directors, officers, workers, agents or employees, namely:

                  (a) any claim in relation to wages under part II of the Employment Rights Act 1996;

                  (b)      any claim in relation to a redundancy payment under
                           part XI of the Employment Rights Act 1996;

                  (c) any claim for unfair dismissal under the Employment Rights Act 1996;

                  (d)      any claim under the Sex Discrimination Act 1975;

                  (e)      any claim under the Race Relations Act 1976;

                  and the Executive agrees to refrain from instituting or continuing any such Tribunal or Court claims against the US Employer, the UK Employer and any of their Associated Companies. For the avoidance of doubt, such claims are to be treated as "particular proceedings" within the terms of
                  Section 203(3)(b) of the Employment Rights Act 1996 and "particular complaints" for the purposes of Section 72(4A)(b) of the Race Relations Act 1976 and Section 77(4A)(b) of the Sex Discrimination Act 1975 (together referred to as the Acts, which expression shall include all Regulations made under them and all modifications or amendments). The Executive warrants that there are no other claims of any kind outstanding against the US Employer, the UK Employer or any of their Associated Companies.

         (k) The Executive warrants he has received independent legal advice as to the terms and effect of this Agreement in accordance with the provisions of the

                  Acts, from a relevant independent adviser, namely Sean Lavin of MacFarlanes Solicitors (the Adviser) who is a solicitor of the Supreme Court, holding a current practising certificate and whose firm has professional indemnity cover for the risk of a claim by the Executive in respect of any loss arising in consequence of such advice. The Executive will procure that the Adviser completes the Adviser's Certificate at Appendix Two to this Agreement. It is agreed that on receipt of the completed certificate by the UK Employer's representative, the conditions relating to Compromise Agreements under the Acts will have been satisfied.

DEFINITION

11. For the purposes of this Agreement, "Associated Company" means a company which is from time-to-time a "subsidiary" or a "holding company" (and those expressions shall have the meanings assigned to them respectively by Section 736 of the Companies Act 1985 as amended prior to the date hereof) of the US Employer or, as the case may be, of the UK Employer, or a subsidiary (other than the US Employer or the UK Employer) of a holding company of the US Employer or the UK Employer respectively. "The Instinet Group" means any company which falls within the above definition, including, for the avoidance of doubt, the US Employer and the UK Employer.

NO ADMISSION OF LIABILITY

12. This Agreement is made, and the consideration set out in this Agreement above, is given without any admission of liability whatsoever by the US Employer, the UK Employer or any of their Associated Companies.

EXECUTIVE'S BREACH OF THIS AGREEMENT

13. The Executive agrees that, without limiting the US and UK Employer's remedies in any way, should he reasonably be in fundamental breach of any of his obligations under this Agreement, the US and UK Employers shall be entitled immediately to cease all outstanding payments and benefits due to the Executive pursuant to this Agreement without waiver of or prejudice to any of the waivers and/or releases entered into by the Executive in this Agreement and without waiver of or prejudice to any claim which the US and/or the UK Employer may have against the Executive in respect of the fundamental breach of the Executive referred to above.

GOVERNING LAW

14. The terms of this Agreement shall be governed by the laws of the State of New York, except those provisions relating purely to the laws of England and Wales, which shall be governed by the law of England and Wales.

ENTIRE AGREEMENT

15. The terms of this Agreement constitute the entire understanding between the Executive, the UK Employer and the US Employer and supersede all, if any, subsisting agreements, arrangements or understandings, written or oral, relating to the termination of the Executive's employment and any such agreements, arrangements or understandings shall be deemed to have been terminated by mutual consent.

RIGHTS OF THIRD PARTIES

16. For the purposes of the laws of England and Wales, the Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement such that it is agreed that any Associated Company shall be entitled to enforce the benefits of the Executive's obligations under this Agreement. The parties agree that this Agreement can be rescinded, varied and/or terminated by mutual agreement between them in writing without the agreement of any Associated Company even if such recision, variation or termination effects the benefits conferred on such Associated Company.

OPEN AGREEMENT

17. Notwithstanding that this Agreement is marked "without prejudice and subject to contract" it shall, when signed by the Executive, the Executive's independent legal adviser and on behalf of the US Employer and the UK Employer, become open and binding.

EXECUTION

18.      (a)      The Executive acknowledges that he has had a reasonable and adequate opportunity from his receipt of this document to review it.

         (b) Following his signing of the Agreement, the Executive has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date the Executive signs this Agreement to Russell Brimelow of 61 Brook Street London W1K 4BL. If the Executive does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the date of this Agreement. If the Executive gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

STATEMENT BY THE EXECUTIVE WHO IS SIGNING BELOW: THE US AND UK COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY
PERSONAL TAX, FINANCIAL AND LEGAL ADVISERS PRIOR TO EXECUTING THIS DOCUMENT,
AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

                                             PETER FENICHEL

                                     Signed: /s/ Peter Fenichel
                                             ----------------------------------

THIS IS A RELEASE. READ CAREFULLY BEFORE SIGNING.

IN WITNESS WHEREOF this Agreement has been signed by or on behalf of the parties hereto the day and year first before written

Signed by PETER FENICHEL   )
in the presence of :       )

Witness signature :

Name              :

Address           :

Occupation        :

Signed by Paul A. Merolla      )
                               )
for and on behalf of:          )
INSTINET GROUP INCORPORATED

Witness signature :

Name              :

Address           :

Occupation        :

Signed by Leslie Brady            )
                                  )
for and on behalf of:             )
INSTINET GLOBAL SERVICES LIMITED

Witness signature :

Name              :

Address           :

Occupation        :